EXHIBIT 10
AGREEMENT AND PLAN OF MERGER
by and between
PEOPLE’S COMMUNITY BANCSHARES, INC.
and
SUPERIOR BANCORP
dated as of
January 18, 2007

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 18th day of January, 2007, by and between PEOPLE’S COMMUNITY BANCSHARES, INC. (“Acquired Corporation”), a Florida corporation, and SUPERIOR BANCORP (“Buyer”), a Delaware corporation.
WITNESSETH
     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned Subsidiary, People’s Community Bank of the West Coast, a Florida state bank (the “Bank”), with its principal office in Sarasota, Florida;
     WHEREAS, Buyer is a thrift holding company with a Subsidiary federal savings bank in Alabama and Florida;
     WHEREAS, Acquired Corporation wishes to merge with Buyer; and
     WHEREAS, it is the intention of Buyer and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, as defined herein;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:
ARTICLE 1
NAME
     1.1 Name. The name of the corporation resulting from the Merger shall be “Superior Bancorp”, or such other name as Buyer shall have adopted as of the Effective Date.
ARTICLE 2
MERGER — TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged (the “Merger”) with and into Buyer (herein referred to as the “Resulting Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of Buyer shall become the offices and facilities of the Resulting Corporation.
     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of Buyer shall, as provided in the DGCL and FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and Buyer. All property, rights, privileges, powers, franchises and interests of Acquired Corporation and Buyer, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation, and all debts and other obligations shall be assumed by the Resulting Corporation, by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and Buyer, respectively, on the Effective Date, and shall be subject to all the restrictions, disabilities and duties of Acquired Corporation and Buyer, respectively, on the Effective Date.
     2.3 Certificate of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of Buyer as they exist immediately before the Effective Date.
     2.4 Resulting Corporation’s Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Buyer as of the Effective Date. Buyer agrees that at its first regularly scheduled meeting of Resulting Corporation’s board of directors following the Effective Date Resulting Corporation will elect to its board of directors one individual who as of the business day prior to the Effective Date is an independent member of Acquired Corporation’s board of directors (as determined by SEC and NASDAQ rules and regulations and other applicable Laws).
     2.5 Stockholder Approvals. This Agreement shall be submitted to the stockholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the terms and conditions set forth in this Agreement. Upon approval by the requisite vote of the stockholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof, subject to the provisions of Articles 8, 9 and 10 below.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or Buyer, acquired as a result of the Merger, Buyer and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation.
     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of Delaware (such time being herein called the “Effective Date”). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of Buyer, in Birmingham, Alabama, at 5:00 p.m. on a date specified by Buyer that shall be as soon as reasonably practicable, but not later than 30 calendar days, after the later to occur of the Stockholders Meetings or the receipt of all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.
     2.8 Subsidiary Bank. Buyer and Acquired Corporation anticipate that, on or after the Effective Date, Buyer’s federal savings bank Subsidiary, Superior Bank, will acquire the Bank by merger, acquisition of assets or otherwise. The exact timing and structure of such acquisition have not been finalized at this time, and Buyer in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with Buyer, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger or other transaction. In the event that following the Effective Date the Bank remains a separate legal entity owned by Buyer, Buyer and Acquired Corporation will mutually agree prior to the Effective Date upon which existing members of the board of directors of the Bank, if any, shall remain as directors thereof following the Effective Date.
ARTICLE 3
CONVERSION OF ACQUIRED CORPORATION STOCK
     3.1 Conversion of Acquired Corporation Stock.
     (a) Subject to the potential adjustment provided for in Section 3.1(c) and 3.4 below, on the Effective Date, each share of common stock of Acquired Corporation outstanding and held of record by Acquired Corporation’s stockholders, but excluding shares held by Acquired Corporation or any of its Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.6 of this Agreement (the “Acquired Corporation Stock”), shall be converted by operation of law and without any action by any holder thereof into and exchanged for the right to receive 2.9036 shares of Buyer’s Common Stock (the “Exchange Ratio”).

     (b) On the Effective Date, all outstanding Acquired Corporation Options shall be cancelled and each holder of such options shall be entitled to receive in exchange therefor the right to receive cash equal to the amount resulting when the number of Acquired Corporation Options held by a holder thereof is multiplied by the Per Unit Value. As used herein, the term “Per Unit Value” shall mean (i) the average of the closing prices of Buyer’s Common Stock for the 10 business days preceding the Effective Date multiplied by the Exchange Ratio less (ii) the exercise price for each share of Acquired Corporation Stock subject to such option. Schedule 3.1 to the Acquired Corporation’s Disclosure Supplement sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.
     (c) Notwithstanding anything to the contrary in this Section 3.1 or otherwise in this Agreement, in the event that there is a shortfall (the “Net Worth Shortfall Amount”) between the Acquired Corporation Net Worth specified in Section 10.2 hereof (the “Required Net Worth Amount”), and the actual amount of such Net Worth, then the Exchange Ratio shall be adjusted downward by the Reduction Factor. As used herein, the “Reduction Factor” shall mean the percentage obtained by dividing (i) the Net Worth Shortfall Amount by (ii) the Required Net Worth Amount.

     3.2 Surrender of Acquired Corporation Stock. As promptly as practicable, but in no case later than fifteen (15) business days after the Effective Date, an independent exchange agent (the “Exchange Agent”) appointed by Buyer shall send to each holder of record of shares of Acquired Company Stock outstanding on the Effective Date transmittal materials for use in exchanging the certificates for such shares for certificates for shares of Buyer’s Common Stock into which such shares of Acquired Company Stock have been converted pursuant hereto. Each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive Buyer’s Common Stock shall be entitled, upon surrender to the Exchange Agent of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as the Exchange Agent may reasonably require and, if Buyer reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as Buyer may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of Buyer’s Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into Buyer’s Common Stock shall for all purposes evidence ownership of the Buyer’s Common Stock into and for which such shares shall have been so converted and holders thereof shall have all rights as holders of Buyer’s Common Stock, except that dividends or other distributions with respect to such Buyer’s Common Stock, if any, shall be held by Buyer until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered. After the Effective Date, there shall be no transfers on the stock transfer books of Acquired Corporation of shares of Acquired Corporation Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions hereof. If after the Effective Date certificates are presented for transfer to Acquired Corporation, they shall be canceled and exchanged for the shares of Buyer’s Common Stock deliverable in respect thereof as determined in accordance with the provisions of this paragraph.
     3.3 Fractional Shares. No fractional shares of Buyer’s Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of Buyer’s Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by Buyer an amount in cash, without interest, in an amount equal to such fractional part of a share of Buyer’s Common Stock multiplied by the closing price per share of Buyer’s Common Stock on NASDAQ on the Effective Date.
     3.4 Adjustments. In the event that prior to the Effective Date Buyer’s Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Buyer’s Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of Buyer’s Common Stock into which the Acquired Corporation Stock shall be converted. In the event that Buyer is acquired by another entity prior to the Effective Date, the compensation paid to stockholders of Acquired Corporation shall be adjusted as necessary to reflect the consideration paid to the stockholders of Buyer.

     3.5 Buyer Stock. The shares of Common Stock of Buyer issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.
     3.6 Dissenting Stockholder Rights Any stockholder of Acquired Corporation who perfects such stockholder’s dissenters’ rights in accordance with the FBCA shall be entitled to receive from the Resulting Corporation the value of such shares in cash as determined pursuant to the provisions of the FBCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Resulting Corporation the certificate or certificates representing the shares for which payment is being made. If after the Effective Date a dissenting stockholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his or her right to appraisal and payment for shares of Acquired Corporation Stock, Buyer shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1(a) (without interest) upon surrender by such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him or her.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
     Buyer represents, warrants and covenants to and with Acquired Corporation as follows:
     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.
     4.2 Capital Stock.
     (a) The authorized capital stock of Buyer consists of (A) 50,000,000 shares of Common Stock, $0.001 par value per share, of which as of December 31, 2006, 34,641,666 shares were validly issued and 34,722,342 shares were outstanding, fully paid and nonassessable under the DGCL and are not subject to preemptive rights (not counting additional shares reserved for issuance pursuant to stock option and other plans and outstanding options issued under such plans or otherwise), and (B) 5,000,000 shares of Convertible Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. The shares of Buyer’s Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable under the DGCL, will have been registered under the 1933 Act and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation and will be listed and eligible for trading on NASDAQ.
     (b) The authorized capital stock of each Subsidiary of Buyer is validly issued and outstanding, fully paid and nonassessable under the Laws of the jurisdiction in which such Subsidiary is organized, and each Subsidiary is wholly owned, directly or indirectly, by Buyer.

     4.3 Taxes. All Tax returns required to be filed by or on behalf of Buyer have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes due and all additional assessments received have been paid, if due and payable. The amounts recorded for Taxes on the balance sheets contained in the reports described in Section 4.14 are, to the Knowledge of Buyer, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of Buyer accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Buyer may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. Except as disclosed on Schedule 4.3 to Buyer’s Disclosure Supplement, no audit, examination or investigation is presently being conducted or, to the Knowledge of Buyer, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Buyer. To the Knowledge of Buyer, Buyer has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholding for all types of compensation).
     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the certificate of incorporation or bylaws of Buyer or the certificate or articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.
     4.5 Absence of Material Adverse Change. Since September 30, 2006, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, except as disclosed in Schedule 4.5 to Buyer’s Disclosure Supplement.
     4.6 Approval of Agreement. The board of directors of Buyer has approved this Agreement and the transactions contemplated by it, and has authorized the execution and delivery by Buyer of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Subject to the matters referred to in Section 8.2, Buyer has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Buyer has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. Buyer has no present plan to sell or otherwise dispose of any material portion of the Assets of Acquired Corporation, subsequent to the Merger, and Buyer intends to continue the historic business of Acquired Corporation.
     4.8 Title and Related Matters. Buyer has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of Buyer, reflected in the balance sheet dated as of September 30, 2006 in the Buyer SEC Reports, or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business, or, if other than in the ordinary course of business, of a nature and amount not material to the business of Buyer), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (a) mortgages and other encumbrances referred to in the notes of such balance sheet, (b) liens for current Taxes not yet due and payable and (c) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Buyer, the material structures and equipment of Buyer comply in all material respects with the requirements of all applicable Laws.
     4.9 Subsidiaries. Each Subsidiary of Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon Buyer and its Subsidiaries considered as one enterprise; the federal savings bank Subsidiary of Buyer has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of Buyer are permitted to subsidiaries of registered thrift holding companies.
     4.10 Contracts. Neither Buyer nor any of its Subsidiaries is in violation of its respective certificate or articles of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such Defaults, if any, as would not, individually or in the aggregate, have a Material Adverse Effect upon Buyer.
     4.11 Litigation. Except as disclosed in Schedule 4.11 to Buyer’s Disclosure Supplement, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries (nor does Buyer have knowledge of any facts which could give rise to any such Litigation) which is reasonably likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is reasonably likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; and all pending legal or governmental proceedings to which Buyer or any Subsidiary is a party or of which any of their properties is the subject, including ordinary routine litigation incidental to the business, are, considered in the aggregate not material.

     4.12 Compliance. Except as disclosed in Schedule 4.12 to Buyer’s Disclosure Supplement, to the Knowledge of Buyer, Buyer and its Subsidiaries have complied in all material respects with all material applicable Laws and Regulations including without limitation those imposing Taxes and those related to consumer finance, commercial banking, and the sale of non-deposit investment and insurance products, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its Assets and the conduct of its business, except where such noncompliance would not have a Material Adverse Effect on the Buyer and its Subsidiaries as a whole.
     4.13 Registration Statement. None of the information supplied or to be supplied by Buyer for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Buyer to Acquired Corporation’s stockholders in the proxy statement/prospectus used in connection with the Stockholders Meeting, and any other documents to be filed by Buyer with the SEC, or any other Agency in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Acquired Corporation Proxy Statement, when first mailed to the stockholders of Acquired Corporation, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, not misleading, or in the case of the Acquired Corporation Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquired Corporation Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting.

     4.14 SEC Filings and Financial Statements; NASDAQ. (a) Since December 31, 2003, Buyer has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and SEC rules and regulations thereunder (the “Buyer SEC Reports”), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the applicable rules and regulations thereunder. To the Knowledge of Buyer, each member of Buyer’s board of directors has filed all forms, reports and documents with the SEC required to be filed by him pursuant to the federal securities Laws and SEC rules and regulations thereunder. As of their respective dates, none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the Buyer SEC Reports (including the related notes and schedules, and subject to any subsequent amendments to such Buyer SEC Reports) fairly presents the financial condition of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Buyer has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Buyer SEC Reports. For purposes of this paragraph, “material” shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.
     (b) Since December 31, 2003, Buyer has filed all forms, reports and documents with NASDAQ required to be filed by it pursuant to the requirements of NASDAQ (the “NASDAQ Reports”), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of NASDAQ. As of their respective dates, none of the NASDAQ Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer is in material compliance with all rules and requirements of NASDAQ applicable to it.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 will be satisfied with respect to Buyer and the Registration Statement.
     4.16 Brokers. Except for services provided by Sandler O’Neill & Partners, L.P., which have been retained by Buyer and the arrangements with which, including fees, have been disclosed to Acquired Corporation prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Buyer directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of Buyer or otherwise in such manner as to give rights to any valid claim against Buyer for finder’s fees, brokerage commissions or other like payments.
     4.17 Government Authorization. Buyer and its Subsidiaries have all Permits that are or will be legally required to enable Buyer or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.
     4.18 Absence of Regulatory Communications. Except as disclosed in Schedule 4.18 to Buyer’s Disclosure Supplement, neither Buyer nor any of its Subsidiaries is subject to, or has received during the past three years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it is reasonably likely to impose any material restrictions on the operations of it or the business conducted by it or taken any other action with respect to Buyer or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect upon Buyer and its Subsidiaries taken as a whole.
     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.
     4.20 Absence of Certain Changes or Events. Except as disclosed in Schedule 4.20 to Buyer’s Disclosure Supplement, since September 30, 2006, neither Buyer nor any of its Subsidiaries has
     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing options to purchase shares of Buyer’s common stock under its Third Amended and Restated 1998 Stock Option Plan;
     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;
     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities shown on the September 30, 2006 balance sheet in the Buyer SEC Reports and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

     (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;
     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;
     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;
     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering Buyer’s business as a whole, except as are disclosed in Schedule 4.20 of Buyer’s Disclosure Supplement;
     (h) except in the ordinary course of business or as disclosed in Schedule 4.20(h) to Buyer’s Disclosure Supplement, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering Buyer’s business as a whole;
     (i) except in accordance with Buyer’s normal and usual practice, or as required by Law or by Contract, or as noted in Schedule 4.20(i) to Buyer’s Disclosure Supplement, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;
     (k) received notice that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;
     (l) failed to operate its business in the ordinary course (other than this Agreement and the transactions contemplated hereby) so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;
     (m) entered into any other transaction other than in the ordinary course of business; or
     (n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.
     Between the date hereof and the Effective Date, Buyer will not do any of the things listed in clauses (a) through (n) of this Section 4.20 if such action would have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

     4.21 Commitments. Buyer has disclosed in the Exhibits to its annual report on Form 10-K for the year ended December 31, 2005, or in the Exhibits to any subsequently filed quarterly report on Form 10-Q or current report on Form 8-K, all “material contracts” required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.
     4.22 Charter and Bylaws. Schedule 4.22 to Buyer’s Disclosure Supplement contains true and correct copies of the certificate of incorporation or articles of incorporation and bylaws of Buyer and Superior Bank including all amendments thereto, as currently in effect. There will be no changes in such certificates or articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Acquired Corporation.
     4.23 Material Contract Defaults. Except as disclosed on Schedule 4.23 to Buyer’s Disclosure Supplement, neither Buyer nor any of its Subsidiaries is in Default in any material respect under the terms of any material Contract which has or is reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole, and, to the Knowledge of Buyer, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract that is reasonably likely to have such a Material Adverse Effect in respect of which adequate steps have not been taken to prevent such a Default from occurring.
     4.24 Insurance. Each of the Buyer and its Subsidiaries has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Buyer reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 4.24 to Buyer’s Disclosure Supplement. Neither Buyer nor any of its Subsidiaries is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and neither Buyer nor any of its Subsidiaries has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, neither Buyer nor any of its Subsidiaries has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage, to the extent available generally in the market without material increase in cost or change in coverage, will be outstanding and in full force with respect to each of Buyer and its Subsidiaries at all times from the date hereof to the Effective Date.
     4.25 Pension and Employee Benefit Plans.
     (a) The following representations pertain to “employee benefit plans” as defined by Section 3(3) of ERISA (whether or not such plans are subject to ERISA), and all bonus, incentive compensation, deferred compensation, profit sharing, stock option, restricted stock, stock appreciation right, stock bonus, stock purchase, supplemental retirement, life insurance, or any other employee benefit plans, programs or arrangements (whether written or oral, qualified or nonqualified), and all employment, consulting, retention, termination, severance or other contracts or arrangements, whether legally enforceable or not, and any trust, escrow or other agreement related thereto, to which Buyer or any ERISA Affiliate thereof is a party which (i) is now or was for the last six (6) years maintained or contributed to by Buyer or an ERISA Affiliate thereof (as hereinafter defined), or (ii) with respect to which Buyer or any ERISA Affiliate thereof has any obligations to any current or former officer, employee, consultant or independent contractor, leased employee or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, and whether or not now due or to become due to Buyer or any ERISA Affiliate thereof (all of the above shall be collectively referred to as the “ Buyer Employee Plans”).
     (b) [Reserved]
     (c) Except as set forth in Schedule 4.25(c) to Buyer’s Disclosure Supplement, neither Buyer nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(39) of ERISA). Schedule 4.25(c) to Buyer’s Disclosure Supplement also indicates whether (i) any Buyer Employee Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) Buyer or any ERISA Affiliate has an outstanding funding waiver, (iii) Buyer or any ERISA Affiliate is required to provide security for any Employee Plan pursuant to Section 401(a)(29) of the Code or (iv) if, and to the extent, any unfunded liabilities (past, present or future) exist with respect to any Buyer Employee Plan.
     (d) Except as set forth in Schedule 4.25(d) to Buyer’s Disclosure Supplement, the form and operation of all Buyer Employee Plans are in all material respects in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Buyer Employee Plans have been operated in all material respects in compliance with such laws and the written Buyer Employee Plan documents. To the Knowledge of Buyer, neither Buyer nor any fiduciary of a Buyer Employee Plan has violated the requirements of Section 404 of ERISA with respect to any Buyer Employee Plan. All required reports (including IRS Form 5500 annual reports and summary annual reports) have been (when required) timely filed with the IRS and the United States Department of Labor (the “DOL”). To the Knowledge of Buyer, all summary plan descriptions and summaries of material modifications and other notices required by ERISA or the Code with respect to the Buyer Employee Plans have been timely distributed as required to all participants, alternate payees and beneficiaries, and all such summary plan descriptions, summaries of material modifications and other notices have complied and currently comply with applicable Law and are consistent with the terms and provisions of the corresponding written Buyer Employee Plan documents. To the Knowledge of Buyer, there have been no prohibited transactions with respect to the Buyer Employee Plans that will or could reasonably likely result in a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. Any contributions, including salary deferrals, required to be made under the terms of any of the Buyer Employee Plans by Buyer as of the Effective Date of the Merger have been timely made.

     (e) Each Buyer Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any Buyer Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Knowledge of Buyer there are no circumstances that will or could reasonably result in a revocation of such exemption. Each Buyer Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the Buyer Employee Plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of funding vehicle. With respect to each Buyer Employee Plan, to the Knowledge of Buyer no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.
     (f) Except as disclosed on Schedule 4.25(f) of Buyer’s Disclosure Supplement, there are no pending claims, lawsuits or actions relating to any Buyer Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Buyer, none are threatened.
     (g) No written or oral representations have been made, and no Buyer Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under COBRA), except as provided in any Contracts disclosed in Buyer’s Disclosure Supplement.
     (h) Except as disclosed on Schedule 4.25(h) of Buyer’s Disclosure Supplement and except for the possibility of full vesting of plan account balances which may be necessitated by Section 411(d)(3) of the Code in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of Buyer or any ERISA Affiliate.
     (i) Buyer and any ERISA Affiliate thereof have at all times complied and currently comply in all material respects with the applicable continuation requirements for their group health plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
     (j) Except as disclosed in Schedule 4.25(j) to Buyer’s Disclosure Supplement, neither Buyer nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Buyer Employee Plans, and, to the Knowledge of Buyer, except as disclosed in Schedule 4.25(j) to Buyer’s Disclosure Supplement, no condition exists that presents a risk to Acquired Buyer or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.

     (k) For the purpose of this Section 4.25, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with Buyer under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Buyer Employee Plan; and (iii) any predecessor or successor company or trade or business of Buyer or any entity described in this Section 4.25(k).
     (l) Buyer and any ERISA Affiliate have properly classified individuals providing services to such entities as independent contractors or employees, as the case may be for purposes of eligibility to participate in the Buyer Employee Plans and such classifications have not been challenged by the IRS.
     (m) Except as disclosed in Schedule 4.25(m) to the Buyer’s Disclosure Supplement, no lien, security interests or other encumbrances exist with respect to any of the assets of Buyer or any ERISA Affiliate that were imposed pursuant to the terms of the Code or ERISA and, to the Knowledge of Buyer, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Buyer Employee Plans.
     (n) [Reserved]
     (o) To the Knowledge of Buyer, Buyer is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon; and as of the Effective Date of the Merger, Buyer will not have an obligation or liability to any of its employees or to any governmental authority for any such matters.
     4.26 [Reserved]
     4.27 Regulatory Approvals. Buyer has no Knowledge of any reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     4.28 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the September 30, 2006 financial statements of Buyer in the Buyer SEC Reports are adequate (within the meaning of GAAP and applicable regulatory guidelines) in all material respects. Buyer has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in the most recent financial statements contained in Buyer’s SEC Reports. Each loan reflected as an Asset on the financial statements of Buyer is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and complies with all Laws to which it is subject. Buyer does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed to Acquired Corporation, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

     4.29 Environmental Matters. Buyer and each of its Subsidiaries are in material compliance with all Environmental Laws, and Buyer has no Knowledge that Buyer or any of its Subsidiaries has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to Buyer or any of its Subsidiaries, except, in each case, where such noncompliance has not had or is not reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. To the Knowledge of Buyer, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Buyer, with respect to Assets of Buyer or any of its Subsidiaries, including any Loan Property of any material loan, (a) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (b) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (c) there are no underground storage tanks on any premises owned or leased by Buyer or any of its Subsidiaries, where in the case of each of clause (a) and (b) any such condition or occurrence has had or is reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.
     4.30 Collective Bargaining; Labor Disputes. To the Knowledge of Buyer, Buyer and each of its Subsidiaries is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Buyer nor any of its Subsidiaries is or has been engaged in any unfair labor practice, and, to the Knowledge of Buyer, no unfair labor practice complaint against Buyer or any of its Subsidiaries is pending before the National Labor Relations Board. Relations between management of Buyer and its Subsidiaries and the employees are amicable and there have not been, nor to the Knowledge of Buyer, are there presently, any attempts to organize employees, nor to the Knowledge of Buyer, are there plans for any such attempts. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between Buyer and any union or labor organization covering any employees of Buyer and its Subsidiaries and none of said employees are represented by any union or labor organization.
     4.31 Derivative Contracts. Except as disclosed in Section 4.31 to Buyer’s Disclosure Supplement or as entered into in the ordinary course of business subsequent to the date hereof, neither Buyer nor any of its Subsidiaries is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security (“Derivative Contract”) not included in Buyer’s September 30, 2006 financial statements in the Buyer SEC Reports (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which Buyer or any of its Subsidiaries has purchased securities subject to an agreement to resell, Buyer or such Subsidiary has a security interest in the securities or other collateral securing such agreement, and the value of such collateral at the date such agreement was entered into equals or exceeds the amount of the debt secured thereby. Neither Buyer nor any of its Subsidiaries has pledged collateral in excess of the amount required under any interest rate swap, repurchase agreement, Derivative Contract or other similar agreement currently outstanding.

     4.32 Accounting, Tax and Regulatory Matters. Neither Buyer nor any of its Subsidiaries has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement.
     4.33 Opinion of Counsel. Buyer has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.4.
     4.34 Transactions with Management. Buyer has disclosed in Buyer’s proxy statement dated April 17, 2006 with respect to its regular 2006 annual meeting of stockholders all matters required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act, “Certain Relationships and Related Transactions”.
     4.35 Accounting Controls. Buyer and its Subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers of Buyer or the applicable Subsidiary of Buyer; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to Buyer or the applicable Subsidiary of Buyer or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of Buyer and its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     4.36 Deposit Insurance. The deposit accounts of Superior Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. Superior Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.
     4.37 Intellectual Property. Each of Buyer and its Subsidiaries owns or possesses licenses or other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of Buyer or its Subsidiaries has received any notice of any Litigation that is pending or threatened, which challenge the right of Buyer and its Subsidiaries to the ownership or use of such. Each of Buyer and its Subsidiaries has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
CORPORATION
     Acquired Corporation represents, warrants and covenants to and with Buyer, as follows:

     5.1 Organization. Acquired Corporation is a Florida corporation, and the Bank is a Florida state-chartered bank. Each is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.
     5.2 Capital Stock. As of December 31, 2006, the authorized capital stock of Acquired Corporation consisted of (A) 9,000,000 shares of common stock, $0.01 par value per share, 2,290,696 shares of which were issued and outstanding at such date, and (B) 1,000,000 shares of Preferred Stock, no par value per share, none of which was issued and outstanding at such date. All of such shares which are outstanding are validly issued, fully paid and nonassessable under the FBCA and not subject to preemptive rights. As of December 31, 2006, Acquired Corporation had 107,201 shares of its common stock subject to exercise at any time pursuant to outstanding stock options under its stock option plans or pursuant to outstanding warrants. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.
     5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank and the Subsidiaries shown on Schedule 5.3 to Acquired Corporation’s Disclosure Supplement. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank and its other Subsidiaries, including without limitation the Trust, free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of December 31, 2006, there were 3,000,000 shares of the common stock, par value $5.00 per share, authorized of the Bank, 762,156 of which were issued and outstanding and wholly owned by Acquired Corporation, and no shares of preferred stock. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no arrangements or commitments relating to the rights of any Acquired Corporation Company to vote or dispose of any shares of the capital stock of any Acquired Corporation Company.
     5.4 Financial Statements. Acquired Corporation has delivered to Buyer copies of the following financial statements of Acquired Corporation:
     (i) Consolidated statements of financial condition as of December 31, 2004 and 2005 and September 30, 2006;
     (ii) Consolidated statements of income for each of the two years ended December 31, 2004 and 2005 and the quarter ended September 30, 2006;
     (iii) Consolidated statements of stockholders’ equity for each of the two years ended December 31, 2004 and 2005 and the quarter ended September 30, 2006; and

     (iv) Consolidated statements of cash flows for the two years ended December 31, 2004 and 2005 and the quarter ended September 30, 2006.
     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such financial statements presents fairly as of its date the financial condition and results of operations of Acquired Corporation for the year then ended. Except as and to the extent reflected or reserved against in such financial statements (including the notes thereto), Acquired Corporation did not have, as of the date of such financial statements, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in financial statements or the notes thereto. For purposes of this paragraph, “material” shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.
     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5 to Acquired Corporation’s Disclosure Supplement, since September 30, 2006, no Acquired Corporation Company has
     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options;
     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;
     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in Section 5.4 and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;
     (d) except as necessary in order to enable Acquired Corporation to pay the dividend contemplated by Section 6.2(k) hereof or for any Acquired Corporation Company to pay dividends to enable Acquired Corporation to meet its obligations as they come due, declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;
     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;
     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;
     (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;
     (i) except in accordance with normal and usual practice or as required by Law or Contract, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;
     (k) as of December 31, 2006, received notice that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;
     (l) failed to operate its business in the ordinary course (other than this Agreement and the transactions contemplated hereby) so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;
     (m) entered into any other transaction other than in the ordinary course of business; or
     (n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.
     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of Buyer, will do any of the things listed in clauses (a) through (n) of this Section 5.5 except as permitted therein or as contemplated in this Agreement, or disclosed in the Acquired Corporation Disclosure Supplement and no Acquired Corporation Company will enter into or amend any material Contract wherein either the Acquired Corporation Company has an obligation to pay or the other party thereto has an obligation to provide goods or services, in either case in excess of $50,000 during the term thereof, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of Buyer.
     5.6 Title and Related Matters.
     (a) Title. Each Acquired Corporation Company has good and marketable title to all Assets that are material to the business of the Acquired Corporation Companies taken as a whole, reflected in the most recent financial statements referred to in Section 5.4, or acquired after the date of such financial statement (except Assets sold or otherwise disposed of since such date, in the ordinary course of business or as disclosed in the Acquired Corporation Disclosure Supplement),

free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.
     (b) Leases. Schedule 5.6(b) to Acquired Corporation’s Disclosure Supplement sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee, all of which are in full force and effect and under which no breach or Default on the part of such Acquired Corporation Company or, to the Knowledge of Acquired Corporation, any other party has occurred or is continuing.
     (c) Depreciation Schedule. Schedule 5.6(c) to Acquired Corporation’s Disclosure Supplement sets forth a depreciation schedule for financial reporting purposes of each Acquired Corporation Company’s fixed Assets as of September 30, 2006.
     (d) Computer Hardware and Software. Schedule 5.6(d) to Acquired Corporation’s Disclosure Supplement contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation has no Knowledge of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to reasonably perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Except as set forth in Schedule 5.6(d) to Acquired Corporation’s Disclosure Supplement, each applicable Acquired Corporation Company owns or has the uncontested right, and after the Effective Date will continue to own or have the uncontested right, to use all such computer software and hardware.
     (e) Bank Owned Life Insurance. Schedule 5.6(e) sets forth the insurance policies owned by Acquired Corporation or an Acquired Corporation Company insuring the lives of certain of its officers. The premiums for each such policy have been paid in full and Acquired Corporation or an Acquired Corporation Company is both the legal owner and beneficiary of each such policy. Neither Acquired Corporation nor any Acquired Corporation Company has Knowledge of any misrepresentation in the application for such policies or any other reason why such policies would not be valid and binding on the insurers who issued the policies.

     5.7 Commitments. Except as set forth in Schedule 5.7 to Acquired Corporation’s Disclosure Supplement or in the most recent financial statements referred to in Section 5.4, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days’ (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, except for such agreements for borrowing made in the ordinary course of business , (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding guaranties made in the ordinary course of business, (v) consulting Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) any Contract (A) which limits the freedom of the Acquired Corporation Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any Acquired Corporation Company, or (ix) other Contract, agreement or commitment which involves the payment by any Acquired Corporation Company of amounts aggregating $50,000 or more in any twelve-month period or is otherwise material to the business, operations, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed will be made available to Buyer for inspection and copying.
     5.8 Charter and Bylaws. Schedule 5.8 to Acquired Corporation’s Disclosure Supplement contains true and correct copies of the certificate of incorporation or articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Buyer which will not be unreasonably withheld.

     5.9 Litigation; Compliance with Laws. Except as described in Schedule 5.9 of the Acquired Corporation’s Disclosure Supplement, there is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are reasonably likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which is reasonably likely to result in any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on the Acquired Corporation Companies as a whole, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on the Acquired Corporation Companies as a whole. Except as disclosed in Schedule 5.9 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including without limitation those imposing Taxes and those related to consumer finance, commercial banking, and the sale of non-deposit investment and insurance products, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its Assets and the conduct of its business, except where such noncompliance would not have a Material Adverse Effect on the Acquired Corporation Companies as a whole.
     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract which default has or is reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies as a whole and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, which is reasonably likely to or will become an event of Default under any such material Contract that is reasonably likely to have such a Material Adverse Effect in respect of which adequate steps have not been taken to prevent such a Default from occurring.
     5.11 No Conflict with Other Instrument. Upon the receipt of all required Consents, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract indenture, mortgage, deed of trust, lease identified on Schedule 5.6(b) to Acquired Corporation’s Disclosure Supplement or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.
     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that are required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13 to Acquired Corporation’s Disclosure Supplement, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it is reasonably likely to impose any material restrictions on the operations of it or the business conducted by it or taken any other action with respect to any Acquired Corporation Company which has had or is reasonably likely to have a Material Adverse Effect upon the Acquired Corporation Companies taken as a whole.
     5.14 Absence of Material Adverse Change. Except as disclosed in Schedule 5.14 to Acquired Corporation’s Disclosure Supplement, since September 30, 2006, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporation Companies taken as a whole. For purposes of this Section 5.14, Material Adverse Effect shall exclude any changes in results of operations, cash flows, stockholders’ equity or financial condition resulting from items excluded from the definition of Net Worth.
     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers, which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 5.15 to Acquired Corporation’s Disclosure Supplement. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for. All policies of insurance presently held or policies containing substantially equivalent coverage, to the extent available generally in the market without material increase in cost or change in coverage, will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.
     5.16 Pension and Employee Benefit Plans; Employees.
     (a) Schedule 5.16(a) to Acquired Corporation’s Disclosure Supplement sets forth a true, complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA (whether or not such plans are subject to ERISA), and all bonus, incentive compensation, deferred compensation, profit sharing, stock option, restricted stock, stock appreciation right, stock bonus, stock purchase, supplemental retirement, life insurance, or any other employee benefit plans, programs or arrangements (whether written or oral, qualified or nonqualified), and all employment, consulting, retention, termination, severance or other contracts or arrangements, whether legally enforceable or not, and any trust, escrow or other agreement related thereto, to which any Acquired Corporation Company or any ERISA Affiliate thereof is a party which (i) is now or was for the last six (6) years maintained or contributed to by any Acquired Corporation Company or an ERISA Affiliate thereof (as hereinafter defined), or (ii) with respect to which any

Acquired Corporation Company or any ERISA Affiliate thereof has any obligations to any current or former officer, employee, consultant or independent contractor, leased employee or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, and whether or not now due or to become due to any Acquired Corporation Company or any ERISA Affiliate thereof (all of the above shall be collectively referred to as the “Employee Plans”).
     (b) For each Employee Plan, Acquired Corporation has heretofore provided or made available to Buyer true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document and where such Employee Plan is unwritten, a written description of the material terms thereof, (ii) the actuarial report or financial statements, if any, for such Employee Plan for each of the last three (3) years, (iii) the most recent determination letter from the Internal Revenue Service (the “IRS”) for such Employee Plan, (iv) the IRS Form 5500 annual reports for such Employee Plan for the 2004 and 2005 plan years and Acquired Corporation will provide Buyer with any 2006 plan year IRS Form 5500 annual reports filed with respect to such Employee Plan as soon as administratively practicable following the filing of such annual report with the appropriate Agency, (v) all personnel, payroll and employment manuals, handbooks and policies, and (iv) the most recent summary plan description and related summaries of material modifications.
     (c) Except as set forth in Schedule 5.16(c) to the Acquired Corporation’s Disclosure Supplement, neither the Acquired Corporation, any Acquired Corporation Company nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(39) of ERISA). Schedule 5.16(c) to Acquired Corporation’s Disclosure Supplement also indicates whether (i) any Employee Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate has an outstanding funding waiver, (iii) Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate is required to provide security for any Employee Plan pursuant to Section 401(a)(29) of the Code or (iv) if, and to the extent, any unfunded liabilities (past, present or future) exist with respect to any Employee Plan.
     (d) Except as set forth in Schedule 5.16(d) to the Acquired Corporation’s Disclosure Supplement, the form and operation of all Employee Plans are in all material respects in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in all material respects in compliance with such laws and the written Employee Plan documents. To the Knowledge of Acquired Corporation, no Acquired Corporation Company or any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA with respect to any Employee Plan. All required reports (including IRS Form 5500 annual reports and summary annual reports) have been (when required) timely filed with the IRS and the United States Department of Labor (the “DOL”). To the Knowledge of Acquired Corporation, all summary plan descriptions and summaries of material modifications and other notices required by ERISA or the Code with respect to the Employee Plans have been timely distributed as required to all participants, alternate payees and beneficiaries, and all such summary plan descriptions, summaries of material modifications and other notices have complied and currently comply with applicable Law and are consistent with the terms and provisions of the corresponding written Employee Plan documents. To the Knowledge of Acquired Corporation, there have been no prohibited transactions with respect to the Employee Plans that will or could reasonably likely result in a Material Adverse Effect on any Acquired Corporation Company. Any contributions, including salary deferrals, required to be made under the terms of any of the Employee Plans by Acquired Corporation as of the Effective Date of the Merger have been timely made.
     (e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Acquired Corporation is not aware of any circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Knowledge of Acquired Corporation there are no circumstances that will or could reasonably result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the Employee Plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of funding vehicle. With respect to each Employee Plan, to the Knowledge of Acquired Corporation no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.
     (f) Except as disclosed on Schedule 5.16(f) of Acquired Corporation’s Disclosure Supplement, there are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Acquired Corporation, none are threatened.
     (g) No written or oral representations have been made, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under COBRA), except as provided in any Contracts disclosed in the Acquired Corporation Disclosure Supplement.
     (h) Except as disclosed on Schedule 5.16(h) of Acquired Corporation’s Disclosure Supplement and except for the possibility of full vesting of plan account balances which may be necessitated by Section 411(d)(3) of the Code in order for tax- qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of any Acquired Corporation Company or any ERISA Affiliate. Except as disclosed in Schedule 5.16(h) to Acquired Corporation’s Disclosure Supplement, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of any Acquired Corporation Company or any ERISA Affiliate will be triggered by or result from the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Acquired Corporation Disclosure Supplement, no Employee Plan or other Contracts, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., “golden parachute” taxes), and no action otherwise has been taken to accelerate payments or vesting and no agreement entered into by Acquired Corporation, any Acquired Corporation Company or ERISA Affiliate within the prior 12 months that would be treated as a parachute payment as defined in Section 280G of the Code. All compensation amounts that have been paid or are payable are or will become deductible by Acquired Corporation or Buyer pursuant to Section 162(m) of the Code.
     (i) Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate thereof have at all times complied and currently comply in all material respects with the applicable continuation requirements for their group health plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Schedule 5.16(i) to Acquired Corporation’s Disclosure Supplement lists all of the former employees of Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate thereof and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Employee Plan offering group health insurance benefits.
     (j) Except as disclosed in Schedule 5.16(j) to Acquired Corporation’s Disclosure Supplement, neither Acquired Corporation, any Acquired Corporation Company nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Employee Plans, and, to the Knowledge of Acquired Corporation, except as disclosed in Schedule 5.16(j) to Acquired Corporation’s Disclosure Supplement, no condition exists that presents a risk to Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.
     (k) For the purpose of this Section 5.16, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with Acquired Corporation or any Acquired Corporation Company under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of Acquired Corporation or any entity described in this Section 5.16(k).
     (l) Acquired Corporation, each Acquired Corporation Company and any ERISA Affiliate have properly classified individuals providing services to such entities as independent contractors or employees, as the case may be for purposes of eligibility to participate in the Employee Plans and such classifications have not been challenged by the IRS.
     (m) Except as disclosed in Schedule 5.16(m) to the Acquired Corporation Disclosure Supplement, no lien, security interests or other encumbrances exist with respect to any of the assets of Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate that were imposed pursuant to the terms of the Code or ERISA and, to the Knowledge of Acquired Corporation, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.
     (n) Schedule 5.16(n) to Acquired Corporation’s Disclosure Supplement contains a list of all of the employees of Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, vacation days and holidays, period of service, department and a job title or other summary of the responsibilities of such employees. Schedule 5.16(n) also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. All employees are employees at-will, unless otherwise specified in Schedule 5.16(n). Except as disclosed on Schedule 5.16(n) to the Acquired Corporation Disclosure Supplement, Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate, is not a party to any oral (express or implied) or written (i) employment agreement, (ii) consulting agreement, or (iii) independent contractor agreement with any individual or entity.
     (o) To the Knowledge of Acquired Corporation, no Acquired Corporation Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon; and as of the Effective Date of the Merger, no Acquired Corporation Company will have an obligation or liability to any of its employees or to any governmental authority for any such matters.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its stockholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any stockholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.
     5.18 Brokers. Except for services provided by Hovde Financial, which has been retained by Acquired Corporation and the arrangements with which, including fees, have been disclosed to Buyer prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with Buyer and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder’s fee, brokerage commission or other like payment.
     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement, and has authorized the execution and delivery by Acquired Corporation of this Agreement. As of the date of this Agreement, Acquired Corporation’s Board of Directors has by the majority vote of the members of Acquired Corporation’s Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to and in the best interests of Acquired Corporation and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of Acquired Corporation and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of Acquired Corporation adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Acquired Corporation’s Board of Directors Recommendation”).
     5.20 Disclosure. No representation or warranty, nor any written statement or certificate furnished or to be furnished to Buyer by Acquired Corporation, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.
     5.21 Registration Statement. (a) Acquired Corporation shall furnish all information to Buyer with respect to any Acquired Corporation Company including financial statements of Acquired Corporation as Buyer may reasonably request for inclusion in the Registration Statement, and the Buyer’s application for listing on NASDAQ of Buyer’s Common Stock to be registered by the Registration Statement, and such information and financial statements shall satisfy the requirements of SEC Form S-4 and SEC Regulation S-X under the 1933 Act, as applicable.
     (b) None of the information supplied or to be supplied by Acquired Corporation for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by Acquired Corporation or to be supplied to Buyer’s or Acquired Corporation’s stockholders in the proxy statement/prospectus used in connection with the

Stockholders Meeting, and any other documents to be filed by Acquired Corporation with the SEC, or any other Agency in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Acquired Corporation Proxy Statement, when first mailed to the stockholders of Acquired Corporation be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, not misleading, or in the case of the Acquired Corporation Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquired Corporation Stockholders Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting.
     5.22 Loans; Allowance for Possible Loan Losses. Except as disclosed in Schedule 5.22 to Acquired Corporation’s Disclosure Supplement, the allowance for possible loan, securities or credit losses (the “Allowance”) shown on the consolidated balance sheets of Acquired Corporation in financial statements referred to in Section 5.4 was as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) in all material respects. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in the most recent financial statements referred to in Section 5.4.
     Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles and the absence of indemnity and contribution and complies with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

     5.23 Environmental Matters. Except as provided in Schedule 5.23 to Acquired Corporation’s Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic or hazardous substance (the “Environmental Laws”), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied in all material respects with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company, except, in each case, where such noncompliance has not had or is not reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies taken as a whole. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property of any material loan, (a) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (b) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (c) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company, where, in the case of each of clause (a) and (b) any such condition or occurrence has had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies taken as a whole.
     5.24 Taxes. All Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects, or appropriate reserves established, except as may be disclosed in the Acquired Corporation Disclosure Supplement. All Taxes shown on these returns to be due and all additional assessments received have been paid or will be paid before the date on which they would be delinquent. Except as disclosed in the Acquired Corporation Disclosure Supplement, the amounts recorded for Taxes on the Acquired Corporation’s most recent financial statements referred to in Section 5.4 are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholdings).
     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company’s employees and none of said employees are represented by any union or labor organization.
     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.
     5.27 Derivative Contracts. Except as disclosed in Section 5.27 of the Acquired Corporation Disclosure Supplement or as entered into in the ordinary course of business after the date hereof, no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security (“Derivative Contract”) not included in Acquired Corporation’s most recent financial statements referred to in Section 5.4 (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which any Acquired Corporation Company has purchased securities subject to an agreement to resell, such Acquired Corporation Company has a security interest in the securities or other collateral securing such agreement, and the value of such collateral at the date such agreement was entered into equals or exceeds the amount of the debt secured thereby. No Acquired Corporation Company has pledged collateral in excess of the amount required under any interest rate swap, repurchase agreement, Derivative Contract or other similar agreement currently outstanding.
     5.28 Accounting, Tax and Regulatory Matters. No Acquired Corporation Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement. Acquired Corporation has no knowledge of any plan or intention on the part of Acquired Corporation shareholders to sell or otherwise dispose of any of the Buyer’s common stock to be received by them in the Merger that would reduce such shareholders’ ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.29 Offices. The headquarters of Acquired Corporation and each other office, branch or facility maintained and operated by each Acquired Corporation Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.29 to Acquired Corporation’s Disclosure Supplement. None of the Acquired Corporation Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.
     5.30 Data Processing Systems. Except to the extent indicated on Schedule 5.30 of Acquired Corporation’s Disclosure Supplement, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use by Buyer and its Subsidiaries of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, and computer systems, including any outsourced systems and processes, that are used by the Acquired Corporation Companies to the same extent and in the same manner that it has been used by the Acquired Corporation Companies.
     5.31 Intellectual Property. Each of the Acquired Corporation Companies owns or possesses licenses or other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the Acquired Corporation Companies has received any notice of any Litigation that is pending or threatened, which challenge the right of any Acquired Corporation Company to the ownership or use of such. Schedule 5.31 to Acquired Corporation’s Disclosure Supplement lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the Acquired Corporation Companies. Each of the Acquired Corporation Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.
     5.32. No Trust Powers. The Bank does not possess and does not exercise trust powers.
     5.33 Regulatory Approvals. Acquired Corporation has no Knowledge of any reason with respect to the Acquired Corporation Companies why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     5.34 Opinion of Counsel. Acquired Corporation has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 10.4.
     5.35 Anti-takeover Provisions. Except for state and/or federal bank Laws, no provisions of an anti-takeover nature contained in their respective organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “control share acquisition” or similar Laws apply to Acquired Corporation, this Agreement or the Merger. The provisions of Section 607.0901 and Section 607.0902 of the FBCA do not apply to Acquired Corporation.
     5.36 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of the Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, (c) the

agreements designated on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, (d) obligations under employee benefit plans of the Acquired Corporation Companies set forth in Schedule 5.16 to Acquired Corporation’s Disclosure Supplement, and (e) any other items described on Schedule 5.36 to Acquired Corporation’s Disclosure Supplement, there are no contracts with or commitments to present or former stockholders who own or owned more than 5% of the Acquired Corporation Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts or commitments in the aggregate for all such individuals.
     5.37 Deposits. Except as set forth on Schedule 5.37 to Acquired Corporation’s Disclosure Supplement, none of the deposits of the Bank are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitation, arrangements for “sweeps” of business deposit accounts and similar actions taken in the ordinary course of business), and other than deposits of Acquired Corporation, no portion of deposits of the Bank represents a deposit of any other Acquired Corporation Company.
     5.38 Accounting Controls. Each of the Acquired Corporation Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable Acquired Corporation Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable Acquired Corporation Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of each of the Acquired Corporation Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     5.39 Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. The Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.
     5.40 Registration Obligations. Neither of Acquired Corporation or the Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.
ARTICLE 6
ADDITIONAL COVENANTS
     6.1 Additional Covenants of Buyer. Buyer covenants to and with Acquired Corporation as follows:
     (a) Operations. Buyer will conduct its business and the business of each of its Subsidiaries in the ordinary course of business and will use commercially reasonable efforts subject to the terms of this Agreement to maintain its relationships with its depositors, customers and employees. Buyer will not make any material change in its accounting or tax policies or methods of operation, except as required by GAAP or by Law. Buyer will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Buyer from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided further that such actions shall not materially delay the receipt of any regulatory or governmental or third party approvals or Consents or the Effective Date or materially hinder or delay consummation of the Merger. Buyer will use its reasonable efforts to cause the Merger to be effected at the earliest practicable date, and to take no action or omit to take any action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.
     (b) Regulatory Approvals and Stockholders Meeting. Acquired Corporation will cooperate with Buyer in the preparation of any regulatory filings and the Registration Statement. Buyer will file all regulatory applications seeking all necessary regulatory approvals of the transactions contemplated hereby as soon as possible and shall file the Registration Statement as soon as possible and shall actively seek the necessary regulatory approvals and effectiveness of the Registration Statement and will keep informed and copy the Acquired Corporation and its counsel on all filings and correspondence with respect to the regulatory applications and the Registration Statement.
     (c) Reports. Buyer shall furnish to Acquired Corporation:
          (i) As soon as practicable, copies of all such financial statements and loan reports as it shall provide the members of its board of directors or to its executive management and of such regular and periodic reports as Buyer may file with the SEC or any other Agency; and
          (ii) With reasonable promptness, such additional financial or operating data as Acquired Corporation may reasonably request.
     (d) No Control of Acquired Corporation by Buyer. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation’s officers and board of directors.
     (e) Listing. Prior to the Effective Date, Buyer shall cause the listing of the shares of Buyer’s Common Stock to be issued in the Merger on the NASDAQ or other quotations system on which such shares are primarily traded.
     (f) Employee Benefit Matters. (i) Upon and following the Effective Date, Buyer shall provide generally to officers and employees of the Acquired Corporation Companies employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by Buyer and its Subsidiaries to their similarly situated officers and employees.
     (ii) With respect to each Buyer employee benefit plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate and vesting, including for severance benefits and vacation entitlement, service with Acquired Corporation or any Acquired Corporation Company shall be treated as service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of any benefits. Service with Acquired Corporation or any Acquired Corporation Company also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations with respect to any Buyer employee benefit plan that is a group health plan. Each Buyer employee benefit plan that is a group health plan shall waive, or cause its insurance carrier to waive, pre-existing condition limitations to the same extent waived under the applicable Acquired Corporation employee benefit plan. Acquired Corporation Employees shall be given credit for amounts paid under a corresponding group health plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer group health plan.
     (iii) If requested by Buyer, prior to the Effective Date, Acquired Corporation shall freeze, amend or take other action with respect to any Employee Plan (including terminating such plans immediately prior to the Effective Date) that Buyer, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies.
     (g) Indemnification. (i) Subject to the conditions set forth in subsection (ii) hereof, for a period of four years from and after the Effective Time, Buyer shall indemnify and hold harmless each present and former director and/or officer of any Acquired Corporation Company (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative (each, a “Claim”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that any Acquired Corporation Company would have been permitted to indemnify such person under applicable law, the articles of incorporation, certificate of incorporation or bylaws of any such Acquired Corporation Company in effect on the date hereof.
     (ii) Any Indemnified Party wishing to claim indemnification under this Section 6.1(g) shall notify Buyer within 45 days after the Indemnified Party’s receipt of a notice of any Claim, but the failure to so notify shall not relieve Buyer of any Liability it may have to such Indemnified Party, unless such failure materially prejudices Buyer in the defense of the Claim or otherwise. In the event of any claim (whether arising before or after the Effective Date), (A) Buyer shall have the right to assume the defense thereof, and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that Buyer shall be obligated pursuant to this Section 6.1(g)(ii)(A) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless the interests of any Indemnified Party conflict with the interests of another Indemnified Party, then, in such event, Buyer shall pay for the counsel for each Indemnified Party having a conflicting interest, (B) the Indemnified Parties will cooperate in the defense of any such matter and (C) Buyer shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with Buyer as follows:
     (a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in the ordinary course of business and will use commercially reasonable efforts subject to the terms of this Agreement to maintain its relationships with its depositors, customers and employees. Acquired Corporation will not make any material change in its accounting or tax policies or methods of operation, except as disclosed in the Acquired Corporation Disclosure Supplement. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.
     (b) Stockholders Meeting; Consents. Acquired Corporation will cooperate with Buyer in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement. Acquired Corporation will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, provided, that the foregoing shall not prevent Acquired Corporation from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Acquired Corporation, desirable in the conduct of the business of the Acquired Corporation Companies, provided further that such actions shall not materially delay the receipt of any regulatory or governmental or third party approvals or Consents or the Effective Date or materially hinder or delay consummation of the Merger. Acquired Corporation will use its reasonable efforts to cause the Merger to be effected at the earliest practicable date, and to take no action or omit to take any action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes
     (c) Withdrawal of Board Recommendation; Other Offers.

          (i) Except as provided below, (A) Acquired Corporation’s Board of Directors shall recommend that Acquired Corporation’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at Acquired Corporation’s Stockholders Meeting; (B) the Acquired Corporation Proxy Statement shall include a statement of the Acquired Corporation’s Board of Directors Recommendation (as defined in Section 5.19 hereof); and (C) neither the Board of Directors of Acquired Corporation nor any committee thereof shall (x) except as expressly permitted by this Section 6.2(c)(i), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (z) cause Acquired Corporation to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Acquired Corporation Stock, the Board of Directors of Acquired Corporation determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Acquired Corporation would breach its fiduciary duties to Acquired Corporation stockholders under applicable Law, the Board of Directors of Acquired Corporation may (subject to this and the following sentences) inform Acquired Corporation stockholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section 6.2(c)(i)) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”), but only at a time that is after the fifth business day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of Acquired Corporation has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Acquired Corporation shall provide a reasonable opportunity to Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Acquired Corporation to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, Acquired Corporation shall submit this Agreement to its stockholders at its Stockholders Meeting even if the Board of Directors of Acquired Corporation determines at any time after the date hereof that it is no longer advisable or recommends that Acquired Corporation stockholders reject it, provided, however, that Acquired Corporation shall not be required to submit this Agreement to its stockholders at its Stockholders Meeting if this Agreement has been terminated and Buyer has been paid the fee specified in Section 13.4 hereof.
     (ii) Other Offers. No Acquired Corporation Company shall, nor shall it authorize or permit any of its Representatives to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (B) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the 1934 Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) subject to Section 6.2(c)(i), approve, endorse or recommend any Acquisition Proposal, or (D) enter into any Contract contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 6.2(c)(ii) shall not prohibit an Acquired Corporation Company from furnishing nonpublic information regarding any Acquired Corporation Company to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (I) no Acquired Corporation Company or Representative thereof shall have violated any of the restrictions set forth in this Section 6.2(c)(ii), (II) the Board of Directors of Acquired Corporation determines in its good faith judgment (based on, among other things, the advice of Acquired Corporation’s financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (III) the Board of Directors of Acquired Corporation concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 6.2(c)(ii), to the stockholders of Acquired Corporation under applicable Law, (IV) (x) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Acquired Corporation gives Buyer written notice of the identity of such Person or Group and of Acquired Corporation’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (y) Acquired Corporation receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the confidentiality agreement between Acquired Corporation and Buyer and (V) contemporaneously with furnishing any such nonpublic information to such Person or Group, Acquired Corporation furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Acquired Corporation to Buyer). In addition to the foregoing, Acquired Corporation shall provide Buyer with at least five business days’ prior written notice of a meeting of the Board of Directors of Acquired Corporation at which meeting the Board of Directors of Acquired Corporation is reasonably expected to resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that Acquired Corporation hereby agrees promptly to provide to Buyer any revised documentation and any Contract entered into in connection with such Superior Proposal.
          (iii) Requests for Nonpublic Information on Acquired Corporation. In addition to the obligations of Acquired Corporation set forth in Section 6.2(c)(ii), as promptly as practicable, after any of the executive officers of Acquired Corporation become aware thereof, Acquired Corporation shall advise Buyer of any request received by Acquired Corporation for nonpublic information which Acquired Corporation reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Acquired Corporation shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.
          (iv) Cessation of Activities Regarding Prior Acquisition Proposals. Each Acquired Corporation Company shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
          (v) Compliance with 1934 Act Rules. Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
     (d) Loan Loss Reserve. Acquired Corporation shall maintain an allowance for possible loan, securities or credit losses, including for loans made or securities purchased after the date hereof, that is adequate within the meaning of GAAP and applicable regulatory requirements or guidelines, and its current credit policies and loan loss methodologies.
     (e) Stockholder Voting. Acquired Corporation shall as soon as practicable after the date hereof use its reasonable efforts to cause each director and executive officer of Acquired Corporation to execute a Support Agreement in substantially the form of Exhibit A hereto.
     (f) Reports. Acquired Corporation shall furnish to Buyer:
               (i) As soon as practicable, and in any event within 30 days after the end of each quarterly period, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;
               (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual or special audit of the books of Acquired Corporation made by such accountants, including any management letters;
               (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency; and
               (iv) With reasonable promptness, such additional financial data and information as Buyer may reasonably request.
     (h) Certain Practices. Acquired Corporation shall (i) provide Buyer with all information provided to its board of directors for each new, renewed or modified loan with an outstanding principal amount in excess of $250,000, (ii) consult with Buyer prior to making any loan which will result in an exception to its loan policy, (iii) consult with Buyer in advance on any agreement to make or to permit any amendment or termination of any Contract by or with any Acquired Corporation Company requiring capital expenditures of more than $50,000; and (iv) consult with Buyer to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and

Buyer. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.
     (i) Bank Owned Life Insurance. Acquired Corporation shall, and shall cause each Acquired Corporation Company to, maintain the insurance policies currently in effect insuring the lives of certain of its officers, and will not cause or allow the owner or beneficiary of such policies to be changed.
     (j) Insurance. Prior to the Effective Date, Acquired Corporation shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by Acquired Corporation to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date.
     (k) Dividend. Notwithstanding anything in this Agreement to the contrary, Acquired Corporation may establish and declare its normal dividend of $0.10 per share of Acquired Corporation Stock at the earlier of ten business days prior to the anticipated Closing Date, or during May 2007.
     6.3 Additional Obligations of Buyer and Acquired Corporation Relating to Trust Preferred Securities. Buyer acknowledges that the Trust holds $4,000,000 principal amount of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) issued by Acquired Corporation pursuant to an Indenture (the “Indenture”) between Wilmington Trust Company, as trustee (the “Trustee”), dated as of December 15, 2005 and has issued $4,000,000 in Fixed/Floating Rate Capital Securities (the “Trust Preferred Securities”). Subject to the provisions of this Agreement, and without limiting the effects of the Merger, Buyer shall, at the Effective Date, expressly assume all of Acquired Corporation’s obligations under the Indenture (including, without limitation, being substituted for Acquired Corporation) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indenture, the Debentures or the Trust Preferred Securities and thereafter shall perform all of Acquired Corporation’s obligations with respect to the Debentures and the Trust Preferred Securities. Acquired Corporation shall use commercially reasonable best efforts to obtain the consent of the Trustee to any supplemental indenture or other document, instrument or agreement required to evidence such assumption by Buyer, and Buyer shall cooperate in good faith with such efforts.

ARTICLE 7
MUTUAL COVENANTS AND AGREEMENTS
     7.1 Best Efforts, Cooperation. Subject to the terms and conditions herein provided, Buyer and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party. Buyer and Acquired Corporation will agree on “stay bonuses” for various key employees of the Acquired Corporation Companies in such amounts and payable on such date or dates as they may agree.
     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.
     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to stockholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records; Investigation. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party during normal business hours in order to effect the Parties’ respective covenants hereunder. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. Each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Date, Acquired Corporation shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Acquired Corporation, including officers responsible for Acquired Corporation’s financial statements, the internal controls of Acquired Corporation and the disclosure controls and procedures of Acquired Corporation, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act.
     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF ALL PARTIES
     The obligations of Buyer and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:
     8.1 Approval by Stockholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation’s articles of incorporation and bylaws.
     8.2 Regulatory Authority Approval; Other Consents. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to Buyer and Acquired Corporation, required for consummation of the Merger and the Subsidiary transactions contemplated by this Agreement shall have been entered by the Office of Thrift Supervision and other appropriate bank regulatory Agencies granting the authority necessary for the consummation of the transactions contemplated by this Agreement and satisfying all other requirements prescribed by Law and shall be in full force and effect, and all waiting periods required by law shall have expired. No Order, Consent or approval so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable consummation of the Merger.
     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable consummation of the Merger.
     8.3 Legal Proceedings. No federal, state, local, foreign or other court, board, body, commission, agency, authority or instrumentality, including the Agencies, of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, provided that the Buyer and the Acquired Corporation shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to seek the lifting or change of any Order or action, and to obtain an interpretation of any Law, so as to permit the completion of the transactions contemplated herein or the terms hereof.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of Buyer’s Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state law.
     8.5 Tax Opinion. Buyer and Acquired Corporation shall have received an opinion of Haskell Slaughter Young & Rediker, LLC, addressed to each of them, in form and substance reasonably satisfactory to Acquired Corporation and Buyer to the effect that (i) the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code; (ii) no gain or loss will be recognized by Buyer or Acquired Corporation; (iii) no gain or loss will be recognized by the stockholders of Acquired Corporation who receive shares of Buyer’s Common Stock except to the extent of any taxable “boot” received by such persons from Buyer, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the Buyer’s Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation stockholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such stockholder in the Merger; (v) the holding period of the Buyer’s Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation stockholder; and (vi) cash received by an Acquired Corporation stockholder in lieu of a fractional share interest of Buyer’s Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Buyer’s Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation Stock was a capital asset in his or her hands as of the Effective Date).
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), provided that any representations and warranties that are as of a specified date shall speak and be effective only as to such date, and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.
     9.2 [Reserved]
     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of Buyer dated as of the Closing certifying that:
     (a) the Board of Directors of Buyer has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;
     (b) each person executing this Agreement on behalf of Buyer is an officer of Buyer holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;
     (c) the certificate of incorporation and bylaws of Buyer referenced in Section 4.4 hereof remain in full force and effect;
     (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting Buyer or the business, prospects, condition (financial or otherwise), or Assets of Buyer which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof; and
     (e) the conditions set forth in Article 8 and this Article 9 have been satisfied insofar as they relate to Buyer.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Buyer’s General Counsel, dated as of the Closing, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business in which it is engaged, (ii) the execution and compliance with the terms of this Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws, or other binding contracts, agreements, orders, instruments, etc. of the Buyer, (iii) the Agreement has been duly adopted and approved by the board of directors and stockholders of Buyer in accordance with its Certificate of Incorporation and Bylaws, (iv) the Agreement has been duly and validly executed by Buyer and is enforceable in accordance with its terms against Buyer, and (v) the amount of authorized stock of Buyer along with the number of shares of stock issued and outstanding as of December 31, 2006, that the capital stock of Buyer issued and outstanding were duly issued and fully paid and nonassessable, and that shares of capital stock issued as contemplated by this Agreement will be, upon issuance and delivery under the Agreement, duly authorized, validly issued, registered under the Securities Act of 1933, and fully paid and nonassessable and listed for quotation on NASDAQ. Such counsel may rely on representations and certificates of officers and directors of Buyer and certificates of public officials. The opinion of counsel for Buyer shall also be subject to reasonable and customary qualifications.
     9.5 Fairness Opinion. Acquired Corporation shall have received prior to the date of this Agreement from Hovde Financial a letter (acceptable in form to Acquired Corporation) confirming its opinion that the terms of this Agreement and the Merger are fair to the stockholders of Acquired Corporation from a financial point of view.
     9.6 NASDAQ Listing. The shares of Buyer’s Common Stock to be issued under this Agreement shall have been approved for listing on the NASDAQ.
     9.7 Support for Legal Opinion. There shall have been furnished to counsel for Acquired Corporation delivering the opinion under Section 10.4 certified copies of such corporate records of Buyer and copies of such other documents as such counsel may reasonably have requested for such purpose and any officers’ certificates relied upon by such counsel in rendering its opinion.
     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NASDAQ or any other exchange on which Buyer’s Common Stock may be traded.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as Buyer may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Buyer, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), provided that any representations and warranties that are as of a specified date shall speak and be effective only as to such date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.
     10.2 Acquired Corporation Net Worth. Acquired Corporation shall have a Net Worth of not less than $25,959,000.
     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Buyer shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:
     (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;
     (b) the stockholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;
     (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;
     (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in Section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof; and
     (e) the conditions set forth in Article 8 and this Article 10 have been satisfied insofar as they relate to Acquired Corporation.

     10.4 Opinion of Counsel. Buyer shall have received an opinion of Igler & Dougherty, P.A., counsel to Acquired Corporation, dated as of the Closing, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business in which it is engaged and that each of the Acquired Corporation Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, with full corporate power and authority to carry on the business in which it is engaged (ii) the execution and compliance with the terms of this Agreement do not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Acquired Corporation, (iii) the Agreement has been duly adopted and approved by the board of directors and stockholders of Acquired Corporation in accordance with its Certificate of Incorporation and Bylaws, (iv) the Agreement has been duly and validly executed by the Acquired Corporation and is enforceable in accordance with its terms against Buyer, and (v) the amount of authorized stock of Acquired Corporation along with the number of shares of stock issued and outstanding as of December 31, 2006 that the capital stock of Acquired Corporation issued and outstanding were duly issued and fully paid and nonassessable, and that, except for the Acquired Corporation Options described in the Agreement, there are no options, subscriptions, warrants calls, or other commitments obligating the Acquired Corporation to issue or acquire any of its equity securities. Such counsel may rely on representations and certificates of officers and directors of Acquired Corporation and certificates of public officials. The opinion of counsel to Acquired Corporation shall also be subject to reasonable and customary qualifications.
     10.5 Controlling Stockholders. Acquired Corporation shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” of Acquired Corporation (for purposes of Rule 145 under the 1933 Act) to deliver to Buyer as soon as practicable after the date hereof, but in no event after the date of the Acquired Corporation’s Stockholders Meeting, a written agreement, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of the shares of Buyer’s Common Stock to be received by such “affiliate” upon the Effective Date, except in compliance with the applicable provisions of the 1933 Act, SEC Rule 145(d) and other rules and regulations of the SEC as may be applicable. Acquired Corporation acknowledges that the certificates of Buyer’s Common Stock issued to all “affiliates” of Acquired Corporation will bear an appropriate legend reflecting the restrictions on resale described above, regardless of whether such affiliate has delivered such written agreement.
     10.6 Support for Legal Opinions. There shall have been furnished to counsel for Buyer delivering the opinions under Section 8.5 and Section 9.4 certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.
     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under Section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of Buyer that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NASDAQ or any exchange on which Buyer’s Common Stock may be traded.
     10.9 Fairness Opinion. Buyer shall have received prior to the date of this Agreement from Sandler O’Neill & Partners, L.P. a letter (acceptable in form to Buyer) confirming its opinion that the terms of this Agreement and the Merger are fair to the stockholders of Buyer from a financial point of view.
     10.10 Other Matters. (a) On the Effective Date, Acquired Corporation shall have used its reasonable efforts to cause each of the executive officers and directors of the Acquired Corporation and the Bank to deliver a letter to Buyer to the effect that such person is not aware of any claims he or she might have against Buyer other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer, or pursuant to Contracts with any Acquired Corporation Company.
     (b) Buyer shall not be required to make any payment to any Person in connection with the Merger which in the reasonable opinion of Buyer will be subject to the excise tax imposed on excess parachute payments by Code section 4999 and/or for which Buyer will receive no deduction by virtue of Code section 280G.
     (c) On the Effective Date Acquired Corporation shall have paid off in full and terminated, without penalty or other cost or expense to Buyer, Acquired Corporation or any Acquired Corporation Company the Line of Credit, and all Liens and other collateral for such Line of Credit, including without limitation all shares of capital stock of the Bank, shall have been released in full.
     (d) All holders of Acquired Corporation Options shall have entered into binding agreements to surrender their respective Acquired Corporation Options in return for the payment for which provision is made in Section 3.1(b) above.
ARTICLE 11
TERMINATION OF REPRESENTATIONS AND WARRANTIES
     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 13.3, 13.4, Article 11, Article 12, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Schedules to a Disclosure Supplement attached hereto (including any exhibits to such Schedules) are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.
ARTICLE 12
NOTICES
     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:
     (a) If to Acquired Corporation to: Neil D. McCurry, Chief Executive Officer, People’s Community Bancshares, Inc., 25 South Links Avenue, Sarasota, Florida 34236, facsimile (941-365-8413, with copies to A. George Igler at Igler & Dougherty, P.A., 2457 Care Drive, Second Floor, Tallahassee, Florida 32308, facsimile, (850) 878-1230, or as may otherwise be specified by Acquired Corporation in writing to Buyer.
     (b) If to Buyer, to Marvin Scott, President, 17 North 20th Street, Birmingham, AL 35203, facsimile 205-327-3611, with copies to William H. Caughran, General Counsel, 17 North 20th Street, Birmingham, AL 35203, facsimile 205-327-3611, or as may otherwise be specified in writing by Buyer to Acquired Corporation.
ARTICLE 13
AMENDMENT OR TERMINATION
     13.1 Amendment. This Agreement may be amended by the mutual consent of Buyer and Acquired Corporation before or after approval of the transactions contemplated herein by the stockholders of Acquired Corporation in any manner permitted by applicable law.
     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the stockholders of Acquired Corporation, as follows:
     (a) by the mutual consent of the respective boards of directors of Acquired Corporation and Buyer;
     (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement (determined without regard to any qualifications regarding materiality which may be contained in such representation or warranty) which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability, to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of Buyer and Section 9.1 of this Agreement in the case of Acquired Corporation;

     (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;
     (d) by the board of directors of either Party if all transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2007, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 13.2(d);
     (e) by Acquired Corporation, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if both of the following conditions are satisfied:
     (i) the Buyer Stock Price on the Determination Date is less than $9.56; and
     (ii) the number obtained by dividing the Buyer Stock Price on the Determination Date by the Initial Buyer Stock Price shall be less than the quotient obtained by dividing the Final NASDAQ Bank Index Value by the Initial NASDAQ Bank Index Value minus 0.15;
     subject, however, to the next three sentences. If Acquired Corporation elects to exercise its termination right pursuant to this Section 13.2(e), it shall give prompt written notice thereof to Buyer. During the five business day period commencing with its receipt of such notice, Buyer shall have the option of paying additional consideration for the Merger in the form of Buyer’s Common Stock, cash or a combination of Buyer’s Common Stock and cash, so that the aggregate consideration paid by Buyer per share of Acquired Corporation Stock for the Merger shall be valued at the lesser of (i) the product of 0.85 and the Initial Buyer Stock Price multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the Index Ratio by the Initial Buyer Stock Price multiplied by the Exchange Ratio. If within such five business day period, Buyer delivers written notice to Acquired Corporation that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the previous sentence, then no termination shall have occurred pursuant to this Section 13.2(e) and this Agreement shall remain in full force and effect in accordance with its terms (except that the consideration for the Merger shall have been so modified).
     For purposes of Section 13.2(e), the following terms shall have the meanings assigned below:
     “Buyer Stock Price” shall mean the average of the daily closing sales prices of a share of Buyer’s Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.
     “Determination Date” shall mean the first date on which all Orders, Consents and approvals (and waivers, if applicable) necessary for consummation of the Merger and the transactions contemplated by this Agreement have been received as provided in Section 8.2(a) hereof.

     “Final NASDAQ Bank Index Value” shall mean the average of the NASDAQ Bank Index (Symbol: ^IXBK, or US:BANK) values as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.
     “Initial Buyer Stock Price” shall mean $11.25, adjusted as provided in the last sentence of this Section 13.2(e).
     “Initial NASDAQ Bank Index Value” shall mean 3386.64, adjusted as provided in the last sentence of this Section 13.2(e).
     “Index Ratio” shall mean the Final NASDAQ Bank Index Value divided by the Initial NASDAQ Bank Index Value.
If Buyer or any company the stock of which is used in the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the stock of such company shall be appropriately adjusted for purposes of applying this Section 13.2(e).
     This Section 13.2(e) shall not apply to the consideration received by holders of Acquired Corporation Options provided in Section 3.1(b) hereof.
     (f) By Buyer in the event that (i) the Board of Directors of Acquired Corporation, shall have failed to reaffirm its approval upon Buyer’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Acquired Corporation shall have failed to include in the Acquired Corporation Proxy Statement its recommendation, without modification or qualification, that Acquired Corporation stockholders approve the Merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors to Acquired Corporation stockholders that they approve the Merger, or (iii) the Board of Directors of Acquired Corporation shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within 10 business days after commencement of any tender or exchange offer for any shares of Acquired Corporation Stock, the Board of Directors of Acquired Corporation shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) the Board of Directors of Acquired Corporation negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;
     (g) By Acquired Corporation (provided that Acquired Corporation is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Acquired Corporation Stock entitled to vote thereon at the Acquired Corporation Stockholders Meeting, the Board of Directors of Acquired Corporation has (i) withdrawn or modified or changed its recommendation or approval of this Agreement and the shares of Buyer Common Stock issueable hereunder in a manner adverse to Buyer in order to approve and permit Acquired Corporation to accept a Superior Proposal and (ii) determined, after consideration of the written advice of outside legal counsel to Acquired Corporation, that the failure to take such action as set forth in the preceding clause (i) would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law, provided, however, that (ii) at least 2 business days prior to any such termination, Acquired Corporation shall, and shall cause its advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Acquired Corporation to proceed with the transactions contemplated herein on such adjusted terms; or
     (h) by Buyer, if the number of shares as to which stockholders of Acquired Corporation have exercised dissenters rights of appraisal under Section 3.6 hereof exceeds 10% of the outstanding shares of Acquired Corporation.
     13.3 Damages. In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that Acquired Corporation and Buyer shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.
     13.4 Termination Fee. If Buyer terminates this Agreement pursuant to Section 13.2(f) hereof or if Acquired Corporation terminates this Agreement pursuant to Section 13.2(g) of this Agreement, and the transactions contemplated by a definitive Contract with respect to an Acquisition Proposal or Acquisition Transaction other than the Merger have been consummated with respect to Acquired Corporation, then Acquired Corporation shall pay to Buyer an amount equal to $ 3,250,000 (the “Termination Fee”) upon the consummation of the transactions contemplated by such Contract. Acquired Corporation hereby waives any right to set-off or counterclaim against such amount. The Termination Fee shall be paid in same-day funds at or prior to the date of closing of the transactions contemplated by of such Contract.
ARTICLE 14
DEFINITIONS
     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation	People’s Community Bancshares, Inc., a Florida corporation.

Acquired Corporation Company	Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation Options	Options respecting the issuance of a maximum of 107,201 shares of Acquired Corporation Stock pursuant to Acquired Corporation’s stock option plans or agreements.

Acquired Corporation Stock	Shares of common stock, par value $.01 per share, of Acquired Corporation.

Acquired Corporation Proxy
Statement	The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer’s Common Stock to the stockholders of Acquired Corporation.

Acquisition Proposal	Any tender offer or exchange offer or any proposal for a merger, acquisition of all or substantially all of the stock or assets of, or other business combination involving Acquired Corporation or any other Acquired Corporation Company or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Acquired Corporation or any other Acquired Corporation Company.

Acquisition Transaction	Any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving:
(i) any acquisition or purchase from Acquired Corporation by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Acquired Corporation or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Acquired Corporation or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Acquired Corporation pursuant to which the stockholders of Acquired Corporation immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Acquired Corporation; or (iii) any liquidation or dissolution of Acquired Corporation.

Agencies	Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NASDAQ, and the SEC.

Agreement	This Agreement and Plan of Merger (including the exhibits hereto, which are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement an any other related instrument or document without being attached hereto) and the Schedules (including the exhibits thereto) to a Disclosure Supplement delivered pursuant hereto and incorporated herein by reference.

Assets	With respect to any Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bank	People’s Community Bank, a Florida state bank.

Buyer	Superior Bancorp, a Delaware corporation with its principal offices in Birmingham, Alabama.

Buyer’s Common Stock	Buyer’s Common Stock authorized and defined in the certificate of incorporation of Buyer, as amended.

Buyer SEC Reports	The forms, reports and documents filed by Buyer as described in Section 4.14.

Closing	The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code	The Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Consent	Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract	Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default	(i) Any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract Order or Permit.

DGCL	The Delaware General Corporation Law, as amended.

Disclosure Supplement	The disclosure supplement delivered by Acquired Corporation to Buyer or by Buyer to Acquired Corporation, as the case may be, concurrently with the execution and delivery of this Agreement. Each such Disclosure Supplement is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

Effective Date	The date and time at which the Merger becomes effective as defined in Section 2.7 hereof.

Environmental Laws	The laws, regulations and governmental requirements referred to in Section 5.23 hereof.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

Exchange Ratio	2.9036, as provided in Section 3.1(a), and subject to adjustment as provided in Section 3.1(c).

FBCA	The Florida Business Corporation Act, as amended.

FDIC Act	The Federal Deposit Insurance Act, as amended.

GAAP	Generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge	The actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of Buyer, in the case of Knowledge of Buyer, or of such executive officers with comparable responsibility of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law	Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability	Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien	Any conditional sale agreement, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Line of Credit	The line of credit created by the Loan and Stock Pledge Agreement dated as of November 10, 2006 between Acquired Corporation and The Bankers Bank in the amount of $7,500,000.

Litigation	Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement; provided that such term shall not include regular, periodic examinations of depository institutions and their affiliates by any Agency).

Loan Property	Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss	Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses, and consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material	For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect	On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position,

Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “material adverse effect” shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger	The merger of Acquired Corporation with Buyer as contemplated in this Agreement.

NASDAQ	The National Market of the National Association of Securities Dealers Automated Quotation System.

Net Worth	For purposes of this Agreement, including Sections 3.1(c), and 10.2 hereof, the term “Net Worth” which shall be calculated and used for determining whether a “Material Adverse Effect” has occurred with respect to the results of operations, cash flows, financial condition or stockholders’ equity of the Acquired Corporation, based upon the Acquired Corporation’s stockholders’ equity. Net Worth shall not be reduced as a result of any expense incurred or losses realized as a result of this Agreement, changes in Laws or GAAP, the transactions contemplated hereby or any actions taken at the request or with the consent of Buyer. Notwithstanding the generality of the foregoing, Net Worth shall not be reduced by any of the items in the following non-exclusive list: (i) the $0.10 per share cash dividend contemplated by Section 6.2(k) of this Agreement; (ii) fees paid or costs reimbursed to Hovde Financial or the Acquired Corporation’s attorneys or accountants in connection with the transactions contemplated by this Agreement; (iii) costs of printing the Acquired Corporation’s Proxt Statement; (iv) costs of soliciting proxies for the Stockholders Meeting ; (v) the “marking to market” of any securities; or (vi) costs associated with terminating employee benefit plans.

Order	Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party	Acquired Corporation or Buyer, and “Parties” shall mean both Acquired Corporation and Buyer.

Permit	Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person	A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Registration Statement	The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by the Buyer, and which has been agreed to by Acquired Corporation, to register the shares of Buyer’s Common Stock offered to stockholders of the Acquired Corporation pursuant to this Agreement, including the Acquired Corporation Proxy Statement.

Related Interests	As applied to any Person: (i) the Person’s spouse, parent, grandparent, child, grandchild, sibling, aunt, uncle, niece or nephew (including in-laws and adoptive relationships) (“Family Member”), (ii) a partnership of which the Person or a Family Member is a general or limited partner; (iii) a corporation of which the Person or a Family Member owns one (1%) percent or more of the outstanding stock or otherwise has the power to control the corporation, or (iv) a trust of which the Person or a Family Member is a settlor, trustee or beneficiary.

Resulting Corporation	Buyer, as the surviving corporation resulting from the Merger.

SEC	United States Securities and Exchange Commission.

Stockholders Meeting	The special meeting of stockholders of Acquired Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries	All those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Superior Proposal	Any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Acquired Corporation Companies and (ii) with respect to which the Board of Directors of Acquired Corporation (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisors to be more favorable to Acquired Corporation’s stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Acquired Corporation, after obtaining the advice of Acquired Corporation’s financial advisors the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal.)

Tax or Taxes	Any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Trust	Peoples Community Statutory Trust I

1933 Act	The Securities Act of 1933, as amended, and the regulations thereunder.

1934 Act	The Securities Exchange Act of 1934, as amended, and the regulations thereunder.
ARTICLE 15
MISCELLANEOUS
     15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Buyer shall bear and pay the filing fees payable in connection with the Registration Statement and the Buyer Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Buyer Proxy Statement.
     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
     15.3 Governing Law; Venue. Except to the extent the Laws of the State of Delaware apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Florida without regard to any conflict of Laws. The parties agree that the exclusive venue for disputes arising out of this Agreement shall be the courts of the State of Florida located in Hillsborough County, Florida and the United States District Court for the Middle District of Florida.
     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.
     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.
     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.
     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. The terms “include”, “including” and derivatives thereof shall mean “including without limitation” by reason of enumeration or otherwise. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

     15.8 Confidentiality; Return of Information. Between the date of this Agreement and the Effective Date, Buyer and Acquired Company will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and Acquired Corporation Companies to maintain in confidence any written, oral or other information obtained in confidence from another Person or from an Acquired Company in connection with this Agreement or the Merger, including any such information obtained prior to the date of this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the Merger to be consummated, or (c) the furnishing or use of such information is required by legal proceedings.
     In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.
     15.10 Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).
     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.
     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.
     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.
     IN WITNESS WHEREOF, Acquired Corporation and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

PEOPLE’S COMMUNITY BANCSHARES, INC.
BY:	/s/ Neil D. McCurry
ITS: President and
Chief Executive Officer

SUPERIOR BANCORP
BY:	/s/ C. Stanley Bailey
ITS: Chairman and Chief Executive Officer

Exhibit A
Form of Support Agreement
     THIS SUPPORT AGREEMENT is made and entered into as of this the 18th day of January, 2007, by and between SUPERIOR BANCORP (“Buyer”), a Delaware corporation, and the undersigned officer or director (the “People’s Community Official”) of People’s Community Bancshares, Inc., a Florida corporation (“Acquired Corporation”), or of People’s Community Bank of the West Coast, a Florida bank (the “Bank”).
WITNESSETH
     WHEREAS, Buyer and Acquired Corporation have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that Acquired Corporation will merge (the “Merger”) with and into Buyer, and Buyer shall be the surviving entity of the Merger;
     NOW, THEREFORE, in consideration of the expenses that Buyer will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Buyer and induce Buyer to proceed to incur such expenses, the People’s Community Official makes the following agreements in favor of Buyer:
1. Undertakings of People’s Community Official
     1.1 The People’s Community Official agrees and undertakes, subject to the exercise of his fiduciary duties, to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of Acquired Corporation Stock (as defined in the Plan of Merger), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before December 31, 2007. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the People’s Community Official vote as a director in any manner.
     1.2 The People’s Community Official further agrees that he will not transfer any of the shares of Acquired Corporation Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Acquired Corporation’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Buyer has consented to the transfer and the transferee shall agree in writing with Buyer to be bound by this Agreement as fully as the undersigned.
     1.3 The People’s Community Official further agrees not to exercise any Acquired Corporation Options owned by such individual.

     1.4 This Section 1 shall terminate at such time as the Plan of Merger terminates or on the Effective Date.
2. Agreement Not to Compete.
     The People’s Community Official agrees that for a period of two years following the Effective Date (as defined in the Plan of Merger), the People’s Community Official will not serve as an officer or director, or acquire (other than by gift or inheritance) 5% or more of the outstanding voting securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank, that has a business location within any county in Florida in which the Bank has a branch or its main office as of the date hereof.
     In the event of a Change in Control of Buyer the People’s Community Official shall in no event be subject to the restrictions contained in this Section 2 longer than one year following the Change in Control. For purposes of this Agreement, a "Change in Control" is hereby defined to be:
     (a)   a merger, consolidation or other corporate reorganization of the Buyer in which the Buyer does not survive or, if it survives, the shareholders of the Buyer before such transaction do not own more than 50% of, respectively: (i) the Common Stock of the surviving entity, and (ii) the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity;
     (b)   the acquisition, other than from the Buyer, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act") or any successor provision) of beneficial ownership of 25% or more of either: (i) the then outstanding shares of Common Stock of the Buyer, or (ii) the combined voting power of the then outstanding voting securities of the Buyer entitled to vote generally in the election of directors; provided, however, that neither of the following shall constitute a Change in Control:
(A) any acquisition by the Buyer, any of its subsidiaries, or any employee benefit plan (or related trust) of the Buyer or its subsidiaries, or

(B) any acquisition by any corporation, entity, or group, if, following such acquisition, more than 50% of the then outstanding voting rights of such corporation, entity or group are owned, directly or indirectly, by all or substantially all of the persons who were the owners of the Common Stock of the Buyer immediately prior to such acquisition:
     (c)   individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Buyer (the "Incumbent Buyer Board") cease for any reason to constitute at least a majority of such Board of Directors (the "Buyer Board"), provided that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Buyer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Buyer Board, shall be considered as though such individual were a member of the Incumbent Buyer Board, but excluding, for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Buyer (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision); or
     (d)   approval by the shareholders of the Buyer of:
(i) a complete liquidation or dissolution of the Buyer, or

(ii) the sale or other disposition of all or substantially all the assets of the Buyer, other than to a corporation, with respect to which immediately following such sale or other disposition more than 50%, respectively, of the then outstanding shares of common stock of such corporation, and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock of the Buyer, and the outstanding voting securities of the Buyer immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of the outstanding Common Stock of the Buyer and outstanding securities of the Buyer, as the case may be.
3. Miscellaneous
     3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Community Official acknowledging that remedies at law for breach or default might be or become inadequate.
     3.2 The People’s Community Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Acquired Corporation.
     3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.
     3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.
     3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.
     3.6 The People’s Community Official may not assign any of his rights or obligations under this Agreement to any other person.
     3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between any Acquired Corporation Company and the People’s Community Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

SUPERIOR BANCORP

By:

Title:

PEOPLE’S COMMUNITY OFFICIAL

SCHEDULE TO SUPPORT AGREEMENT
Number of shares of common stock, $___par value, of People’s Community Bancshares, Inc. owned by the People’s Community Official: shares.